Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 22, 2012 (March 27, 2012 for the consolidating financial information in Note 43 and August 10, 2012 as to the retrospective restatements related to the share consolidation described in Note 27, the change in the composition of reportable segments described in Note 38 and the inclusion of the consolidated statement of comprehensive income in Note 43), relating to the consolidated financial statements of The Royal Bank of Scotland Group plc (which report expresses an unqualified opinion and includes an explanatory paragraph explaining the matters described above) and the effectiveness of The Royal Bank of Scotland Group plc’s internal control over financial reporting, as included in the Form 6-K dated August 10, 2012 of The Royal Bank of Scotland Group plc. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP
Chartered Accountants and Registered Auditors
Edinburgh, United Kingdom
September 28, 2012